Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-226115) on Form S-8 of Origin Bancorp, Inc. of our report dated June 25, 2025, with respect to the statements of net assets available for benefits of Origin Bancorp, Inc. Employee Retirement Plan, as of December 31, 2024 and 2023, and the related statements of changes in net assets available for benefits for the years ended December 31, 2024 and 2023, and the supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2024, which is included in the December 31, 2024, Annual Report on Form 11-K of Origin Bancorp, Inc. Employee Retirement Plan.

/s/ Forvis Mazars, LLP

Rogers, Arkansas
June 25, 2025